Exhibit 10.22

FORM OF NON-COMPETITION, NON-SOLICITATION & CONFIDENTIALITY AGREEMENT

This Agreement is made, effective as of the date of Employee’s signature below, by and between Novelis Inc. (“Novelis”), a corporation organized under the laws of Canada, and [Employee Name] (“Employee”) (Novelis and Employee collectively shall be referred to as the “Parties”). Novelis and Employee understand this Agreement to be among the appropriate measures intended to protect the legitimate business interests, trade secrets and other confidential, strategic, or competitive information of Novelis and its affiliated companies. Therefore, in consideration of employment with Novelis and as a condition of Employee’s participation in the Company’s Executive Severance Plan, Novelis’s provision of Confidential Information and Trade Secrets to Employee, benefiting from the goodwill of Novelis, and other good and valuable consideration in this Agreement and otherwise, the sufficiency of which is hereby acknowledged by Employee and Novelis, Employee and Novelis agree that:

1.

Employee acknowledges and agrees that during his employment with Novelis, Employee will be provided, and will have access to, some or all of Novelis’s Trade Secrets and Confidential Information distinctive to the Subject Business (all as defined below when used in this Agreement). Employee recognizes that the services performed by Employee are special, unique and extraordinary and that, by reason of employment with Novelis, Employee has and shall receive, develop or otherwise acquire Confidential Information, Trade Secrets and training specific to the Subject Business. Employee acknowledges that Novelis’s Trade Secrets and Confidential Information are critical to Novelis’s success, and understands that Novelis is willing to provide Employee with this information and/or continue to allow Employee access to this information only subject to the terms of this Agreement.

2.

Employee further acknowledges and agrees that, because it would be impossible for Employee to perform similar duties for another company engaged in the same or similar business as Novelis without drawing on or disclosing the knowledge Employee possesses regarding Novelis’s Confidential Information or Trade Secrets, and that in such situation Novelis’s Confidential Information and/or Trade Secrets inevitably would be disclosed in violation of this Agreement, an order merely barring Employee from disclosing Novelis’s Confidential Information or Trade Secrets in such a situation would be impossible to obey and would be ineffectual to protect Novelis’s legitimate and fundamental interests and its rights as agreed to in this Agreement.

3.

Employee understands and agrees that Novelis expends significant time, effort and expense in developing and protecting its Confidential Information and Trade Secrets and building its customer relationships. Employee will have access to Novelis customers and prospective customers which Employee neither would have worked with nor would have had access to if not for Employee’s employment with Novelis.

1	Initial: ____

4.

Further, Employee recognizes Novelis’s need to protect its legitimate interests and agrees that any attempt to solicit either the customers or employees of Novelis in the event of Employee’s separation from employment with Novelis would adversely affect Novelis’s ability to do so.

5.

During Employee’s employment and for a period of twenty-four (24) months after Employee’s separation from employment with Novelis for any reason or, if applicable, for as long as Employee and/or Novelis otherwise may be obligated to maintain confidentiality, Employee will not disclose or make use of, directly or indirectly, for himself or others, any Confidential Information Employee obtains during Employee’s employment with Novelis, with the exception of using the information in connection with Employee’s efforts for Novelis.

6.

During Employee’s employment and for so long after Employee’s separation from employment with Novelis that any information remains protected Novelis Trade Secrets, Employee will not disclose or make use of, directly or indirectly, for himself or others, any Trade Secrets that Employee obtains during Employee’s employment with Novelis, except for using the information in connection with Employee’s efforts for Novelis.

7.

For a period of twenty-four (24) months after separation from employment with Novelis, Employee will not, directly or indirectly, perform for any Prohibited Business (defined below) similar duties to the type conducted, authorized, offered or provided by Employee for Novelis within twelve (12) months prior to Employee’s separation from employment with Novelis. This restriction shall apply whether Employee is performing those duties for the Prohibited Business as an employee, consultant, independent contractor, agent or representative, owner/partner/shareholder, or any other capacity. This restriction shall be subject to the following modifications, to the extent that any apply:

a.

In the event Employee’s employment with Novelis is involuntarily terminated without cause and Employee subsequently desires to enter into an employment, professional or other business relationship with a Prohibited Business in violation of this Paragraph 7, Employee will be restricted from such restricted activity for a period of twenty-four (24) months after separation from Novelis. Notwithstanding the foregoing, Novelis shall have the right to waive or shorten such restriction in its sole discretion at any time. In the event the Employee is subject to such restriction, as additional compensation Employee will receive a lump sum payment equal to the lesser of: (i) Employee’s annual salary at the time of separation; or (ii) the difference between, on the one hand, any severance payment to Employee arising out of Employee’s separation from Novelis and, on the other hand, Employee’s annual salary at the time of separation, prorated to equal the restriction period.

b.

In the event Employee’s employment with Novelis is terminated through retirement or resignation and Employee subsequently desires to enter into an employment, professional or other business relationship with a Prohibited Business in violation of this Paragraph 7, Employee will be restricted from such restricted activity for a period of twenty-four (24) months after separation from Novelis. Notwithstanding the foregoing, Novelis shall have the right to waive or shorten such restriction in its sole discretion at any time. In the event the Employee is subject to such restriction, as additional compensation during the restriction period, Employee will receive an annual lump sum payment equal to 50% of Employee’s annual salary at the time of separation.

2	Initial: ____

c.

Nothing in this Agreement shall be construed to prohibit Employee from involvement with any aspect of a portion of a Prohibited Business that is not competitive to the Subject Business of Novelis unless any such employment would lead to the inevitable disclosure of Novelis’s Confidential Information or Trade Secrets. In the event, however, that Employee desires to enter into an employment, professional or other business relationship with a Prohibited Business in a portion of that Prohibited Business that is not competitive to the Subject Business of Novelis, Employee will provide notice of such to Novelis before starting work for any Prohibited Business, and will offer Novelis a reasonable opportunity to confirm whether such work would violate this Agreement.

8.

For a period of twenty-four (24) months after separation from employment with Novelis for any reason, Employee will not, directly or indirectly, call on, solicit or take away, or attempt to call on, solicit or take away, any customer of Novelis with whom Employee had business-related contact within twelve (12) months prior to Employee’s separation from employment with Novelis, for the purpose of providing goods, services or information that are competitive with the Subject Business. These restrictions shall cover the entire State of Georgia and any Novelis employees working therein, including, for the avoidance of doubt, all 159 counties of the State of Georgia.

9.

For a period of twenty-four (24) months after separation from employment with Novelis for any reason, Employee will not, directly or indirectly, solicit any individual employed by Novelis to leave Novelis’s employment. These restrictions shall cover the entire State of Georgia and any Novelis employees working therein, including, for the avoidance of doubt, all 159 counties of the State of Georgia.

10.	Upon Employee’s separation from employment with Novelis for any reason, Employee agrees to return to Novelis:

a.

all Novelis property, including but not limited to, iPhones, iPads, tablets, cell phones, computers, hard copy and electronically stored information/documents (including emails, spreadsheets, etc.), records, and notebooks; and

b.

any and all other media with repositories of or containing any Confidential Information or Trade Secrets, including copies thereof, then in Employee’s possession, whether prepared by Employee or others.

Employee further agrees that Novelis shall have the right to verify that all such property and information has been returned. Employee understands that access or use of Novelis’s computer network and electronically stored information is for Novelis’s benefit only and that any use of Novelis’s computer network or removal or use of information for any other purpose is unauthorized and prohibited.

3	Initial: ____

11.

Employee represents and warrants to Novelis that Employee is not now under any obligation of a contractual or other nature to any person, firm or corporation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair in any way the execution of this Agreement or the performance by Employee of Employee’s obligations hereunder. Employee represents and warrants that he has informed Novelis of any restrictive covenants that exist or may exist between Employee and all previous employers of Employee. To the extent any action is taken against Employee relating to any previously executed restrictive covenant(s), Employee acknowledges and agrees that Employee will be responsible for providing his own costs of defense and agrees to indemnify and hold harmless Novelis, its directors, officers and employees against and in respect of all liability, loss, damage, expense or deficiency resulting from any misrepresentation or breach of any warranty or agreement made by Employee in connection with Employee’s employment hereunder, including but not limited to any action taken against Novelis to enforce any previously executed restrictive covenant(s) with any previous employer. Nothing in this provision shall be interpreted to acknowledge the validity or enforceability of any such restrictive covenant(s), or to guarantee continued employment to Employee in the event of any such action against Employee or Novelis by any such previous employer of Employee.

12.

The term “Confidential Information” shall mean and include any information, data and know-how relating to the business of Novelis or third parties that is disclosed to Employee by Novelis or known to Employee as a result of Employee’s relationship with Novelis and not generally within the public domain (whether constituting a Trade Secret or not), including without limitation:

a.	business and manufacturing operations and methods, including but not limited to administrative procedures and training and operations material;

b.	business proposals, both internal and external;

c.	product research and development information and technical, chemical or scientific data;

d.	sales and/or marketing information, including, but not limited to, strategies, plans, designs and creative ideas;

e.	partner, supplier and vendor information, including but not limited to contractual and business relationships;

f.

customer and prospective customer information, including but not limited to contacts, requirements, contracts, service agreements, purchase histories, payment plans, account records, pricing information, and contractual and business relationships;

g.	any information that Novelis is legally required, whether by contract, statute, regulation, or similar, to keep confidential or otherwise not disclose to third parties;

h.	any information included within the definition set out at O.C.G.A. §13-8-51(3).

4	Initial: ____

i.	compilations of information and records, including, but not limited to, memoranda and personnel records and policies; and

j.

financial information, including but not limited to historical, current and prospective financial goals, budgets and results concerning or relating to the Subject Business and/or the customers, employees and affairs of Novelis.

The definition of Confidential Information in this Agreement shall not limit any definition of “confidential information” or any equivalent term under any applicable law.

13.

The term “Trade Secrets” means any and all information of Novelis or of third parties in the possession of Novelis that would be considered to be or be recognized as a trade secret under the laws of the State of Georgia, U.S.A., including but not limited to any information meeting the definition set out at O.C.G.A. § 10-1-761(4).

14.	The term “Subject Business” shall mean and include Novelis’s production, marketing and sale of rolled aluminum products and the recycling of aluminum, and related research and development.

15.

The term “Prohibited Business” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, or other group, however organized, that competes with Novelis in the Subject Business, or whose hiring of Employee would otherwise harm Novelis’s competitive position in the Subject Business. Prohibited Businesses include but are not limited to the following entities and each of their affiliates: Anheuser-Busch InBev SA/NV; AK Steel Holding Corporation and AK Steel Corporation; Alcoa Corporation (including but not limited to Alcoa Bohai Aluminum Industries Company Ltd); Aluminum Corporation of China Limited (including but not limited to Chalco and Chinalco (Aluminum Corporation of China); Alvance Aluminium Group; AMAG Austria Metall AG; American Industrial Partners; ArcelorMittal S.A.; Arconic Corporation; Ardagh Group S.A.; Asia Aluminum Holdings Ltd.; Ball Corporation; Big River Steel LLC; Binzhou Weiqiao Aluminum Science and Technology Company, Ltd.; BMW Group; Braidy Industries, Inc. (including but not limited to Braidy Atlas, LLC); CanPack S.A.; Companhia Brasileira de Alumínio (CBA); Century Aluminum Company; Cleveland-Cliffs Inc.; The Coca-Cola Company; Coca-Cola Bottlers’ Sales & Services Company, LLC; Commonwealth Rolled Products, Inc.; Constellium N.V.; Crown Holdings, Inc.; Danieli & C. S.p.A.; Elval Holdings S.A.; Envases Group; Ford Motor Company; General Motors Company; Granges AB; Honda Motor Co. Ltd.; Howmet Aerospace Inc.; JW Aluminum Co.; Kaiser Aluminum Corporation; Kobe Steel, Ltd.; Ma’aden Aluminum Company; Manna Capital Partners, LLC; Molson Coors Beverage Company; Nanshan Group Singapore Co. Pte. LTD.; Nissan Motor Co., Ltd.; Norsk Hydro ASA; Nucor Corporation; Oman Aluminum Rolling Company, LLC (OARC); PepsiCo, Inc.; Precision Strip Inc.; Primetals Technologies; Rio Tinto Group; Rivian Automotive, Inc.; Rio Tinto Alcan Inc; UC Rusal; Samuel, Son & Co.; Steel Dynamics, Inc.; SMS Group GmbH; Speira GmbH; Stellantis N.V.; Southwest Aluminum (Kunshan) Co., Ltd; Tesla Motors; thyssenkrupp Materials NA; Toyota Motor Corporation; Tri-Arrows

5	Initial: ____

Aluminum, Inc.; UACJ Corporation; United States Steel Corporation; Volvo Cars/Geely Holding Group; AB Volvo. Nothing in this Agreement, however, shall be construed to prohibit Employee from involvement with any aspect of a portion of a Prohibited Business that is not competitive to the Subject Business of Novelis unless any such employment would lead to the inevitable disclosure of Novelis’s Confidential Information or Trade Secrets.

16.

After Employee’s employment at Novelis, Employee agrees that he will not criticize, ridicule or make any statement that defames or disparages Novelis or its directors or officers. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained in this Agreement will prohibit Employee from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including Trade Secrets) in confidence to, any federal, state, or local government regulatory (including, but not limited to, the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

17.

This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, U.S.A. without giving effect to the conflict of law principles thereof. The Parties agree that the state and federal courts of or within the state of Georgia, U.S.A., shall have jurisdiction over any dispute between Employee and Novelis regarding this Agreement. Employee expressly submits to the jurisdiction and venue of the federal and state courts sitting in Fulton County, Georgia, U.S.A. Employee agrees that any dispute resolution proceedings Employee may bring against Novelis will be conducted only on an individual basis and not in a class, collective, or representative action or as a named or unnamed member in a class, collective, consolidated or representative action, unless Employee and Novelis agree to do so in writing following the initiation of proceedings.

6	Initial: ____

18.

Employee agrees that, in the event the enforceability of any covenant(s) contained in this Agreement is (are) the subject of a legal challenge that does not initially result in an injunction to prevent Employee’s breach or violation of any such covenants, but that does ultimately result in a decision by a court of competent jurisdiction that the challenged covenant is enforceable, the time periods of such covenant(s) shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

19.

If it is determined that any part of this Agreement is unenforceable, then only that part or parts will be deemed unenforceable and all other parts will remain enforceable to the extent possible under applicable law. Employee and Novelis agree that this Agreement may be assigned to a successor of Novelis.

20.

This Agreement sets forth the entire agreement and understanding between Novelis and Employee with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein. This Agreement may be amended, modified or terminated only by a written instrument signed by the Parties.

21.

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or electronically-delivered signature on this Agreement is effective as though it had been manually signed and delivered in person.

[Signature on following page.]

7	Initial: ____

Agreed:

Novelis Inc.

By:

Its:

Date:

Employee:

Print Name:

Date:

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